Exhibit 10.2

SHARED IP CROSS

LICENSE AGREEMENT

SHARED IP CROSS LICENSE AGREEMENT

THIS SHARED IP CROSS LICENSE AGREEMENT (the “Agreement”), dated as of [•], 2014 (the “Effective Date”), is made and entered into by and between Symmetry Medical Inc., a Delaware Corporation (the “Company”); and Racecar Spinco, Inc., a Delaware Corporation and a wholly owned Subsidiary of the Company (“SpinCo”). Company and SpinCo are referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and SpinCo have entered into the Separation Agreement, pursuant to which, among other things, the Company shall effect a separation of the OEM Solutions Business (which shall remain with the Company) and the Symmetry Surgical Business (which shall be conveyed to and vest in SpinCo) through a distribution of all of the shares of SpinCo Common Stock to the Company’s stockholders without consideration on a pro rata basis and the assignment of certain assets to SpinCo (the “Distribution”);

WHEREAS, SpinCo currently owns all of the SpinCo Owned Shared IP, including the SpinCo Owned Shared IP identified on Schedule A hereto, and the Company has retained, among other things, the Company Owned Shared IP, including the Company Owned Shared IP identified on Schedule B hereto; and

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, the Parties have agreed to enter into a cross license agreement whereby the Company would grant to SpinCo certain licenses under the Company Owned Shared IP and SpinCo would grant to the Company certain licenses under the SpinCo Owned Shared IP, each in accordance with the terms and conditions of this Agreement.

NOW, THEREFOR, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms shall have the meanings assigned to them below whenever they are used in this Agreement and terms defined elsewhere in this Agreement shall have the meanings ascribed to them at the location of their definition indicated below. Except where the context otherwise requires, words imparting the singular shall include the plural and vice versa. Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth in the Separation Agreement entered into by the Parties as of August 4, 2014 (the “Separation Agreement”).

“Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, including a Subsidiary (as defined below). As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership or voting securities or other interests, by contract or otherwise; provided, that control based solely on the basis of ownership of voting securities or other interests shall be deemed to exist only if such ownership is in excess of twenty percent (20%) of the ten outstanding shares of common stock or the combined voting power of such Person.

“Change of Control” means, with respect to a person or entity, a completed transaction involving such person or entity where any of the following occurs upon closing of the transaction: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of such person or entity normally entitled to vote in elections of directors; (b) such person or entity consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such person or entity, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the total outstanding shares of such person or entity preceding such consolidation or merger; or (c) such person or entity conveys, transfers or leases all or substantially all of its assets.

“Company Exclusive Field” means making, having made, using, selling, offering for sale, importing, exporting or marketing Products on a contract manufacturing basis for Third Party medical device companies, in each case where such Products are sold, either directly or through an Orthopedic Distributor, to a Third Party medical device company for resale as a Complimentary Offering.  With respect to products used or approved for use as arthroscopy instruments, “Company Exclusive Field” includes Products directly or indirectly sold or otherwise provided to Designated OEM Customers.

“Company Exclusive Period” means (a) the term of this Agreement with respect to SpinCo Owned Shared IP that is Registered Intellectual Property and (b) a period of ten (10) years commencing on the Effective Date with respect to all other SpinCo Owned Shared IP.

“Company Owned Shared IP” means Company Owned Shared Technology and Company Owned Shared Trademarks.

“Company Owned Shared Technology” means Intellectual Property and Software, excluding Trademarks, that (a) is set forth on Schedule B hereto (including, in the case of Patents set forth on such schedule, any Patents that claim priority to or share common priority with any such Patents, and all foreign counterparts of any of the foregoing), or (b) as of the Effective Date, is owned by the Company and has been used or held for use in connection with both the Symmetry Surgical Business and the OEM Solutions Business prior to the Distribution.

“Company Owned Shared Trademarks” means those Trademarks that (a) are set forth on Schedule B hereto, or (b) as of the Effective Date, are owned by the Company and were used or held for use in connection with both the Symmetry Surgical Business and the OEM Solutions Business prior to the Distribution.

“Complimentary Offering” means a product kit or product combination sold by a Third Party that contains one or more Products sold by the Company to such Third Party where the products other than such Products in such product kit or product combination represent a substantial portion of the cost or value of the total product kit or product combination sold by such Third Party. For example, a sterilization case shall be a Complimentary Offering when a Third Party medical device company or Orthopedic Distributor uses a sterilization case to carry and deliver such Third Party’s branded surgical instruments or implants to a healthcare service provider.

“Designated OEM Customers” means the companies listed on Schedule D, as such schedule may be amended pursuant to Section 2.1(c)(iii).

“Designated SpinCo Competitors” means Aesculap, a division of B. Braun Melsungen AG; V. Mueller, a division of Carefusion Corporation; Jarit, the instruments division of Integra LifeSciences Corporation; STERIS Corporation and its Subsidiaries; Hill-Rom Holdings, Inc. and its Subsidiaries; and each of their present and future Affiliates (other than a future parent company and its Affiliates that become Affiliates of one of the foregoing business as a result of a Change of Control transaction, in which case Section 2.1(d) (Designated SpinCo Competitors) will apply).

“DHF” means a design history file for a product, including the compilation of records containing the complete production history of such product.

“Distribution” has the meaning set forth in the recitals.

“General Surgical Instrument Company” means a company or distributor that is not an Orthopedic Distributor that itself, or in a division or business unit, (a) develops, manufactures or sells medical devices and instruments used in surgical procedures but (b) does not derive a substantial portion of such company’s, distributor’s, business unit’s or division’s revenue, profits or aggregate unit sales volume from the development, marketing or sale of medical devices intended as an implant or intended for use in supporting or sustaining human life.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (a) Patents (b) Trademarks, (c) copyrights and copyrightable subject matter, whether statutory or common law, registered or unregistered and published or unpublished, (d) rights of publicity, (e) moral rights and rights of attribution and integrity, (f) rights in Software, (g) trade secrets and all other information, know-how, DHFs, inventions, improvements, processes, formulae, models and methodologies, (h) rights to personal information, (i) internet domain names, social media accounts, telephone numbers and internet protocol addresses, (j) applications and registrations for the foregoing, and (k) rights and remedies with respect to past, present and future infringement, misappropriation, or other violation of any of the foregoing.

“Licensed Cases and Trays” means the sterilization cases or trays known as Flashpack, Quadlock and Ultra (or any substantially similar cases or trays however named).

“Licensed Product” means (a) any Product of the Company that but for the licenses granted in this Agreement would infringe any SpinCo Owned Shared Technology, or that is made, used or sold through the use of any SpinCo Owned Shared Technology, or that bears any SpinCo Owned Shared Trademark, and (b) any Product of SpinCo that but for the licenses granted in this Agreement would infringe any Company Owned Shared Technology, or that is made, used or sold through the use of any Company Owned Shared Technology, or that bears any Company Owned Shared Trademark.

“OEM Solutions Business” means the business related to third party contract manufacturing, as described in the audited statements of income, equity and cash flows of the OEM Solutions Business financial reporting segment as of December 29, 2012 and December 28, 2013, which are attached to the Separation Agreement as Schedule 1.1(a).

“Orthopedic Distributor” means a company that, as its primary business, purchases (from more than one Third Party medical device manufacturer) and distributes (to more than one hospital, physician’s office, ambulatory care center, surgical center or other healthcare service provider), orthopedic implants, and surgical instrumentation and sterilization cases used as accessories to such orthopedic implants.

“Patents” means patents and patent applications, including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extensions of any of the foregoing, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements.

“Products” means medical devices, medical instruments, sterilization cases or trays.

“Registered Intellectual Property” means all Patents, registered Trademarks and applications to register Trademarks, registered copyrights and applications to register copyrights, and domain names.

“Shared DHFs” has the meaning set forth in Section 2.4.

“Shared Intellectual Property” means Company Owned Shared IP and SpinCo Owned Shared IP.

“Shared Registered IP” has the meaning set forth in Section 4.2.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation, including user manuals and other training documentation related to any of the foregoing.

“SpinCo Exclusive Field” means making, having made, using, selling, offering for sale, importing, exporting or marketing Products either (a) for sale, lease or distribution to hospitals, physician’s offices, ambulatory care centers, surgical centers, or other healthcare service providers or to any distributor or other Third Party (other than Orthopedic Distributors or Designated OEM Customers) who in turn sells, leases or distributes the Products to hospitals, physician’s offices, ambulatory care centers, surgical centers or other healthcare service providers, or (b) with respect to the Licensed Cases and Trays only, for sale to any Third Party for resale by such Third Party as a Stand-Alone Offering.  With respect to products used or approved for use as arthroscopy instruments, the SpinCo Exclusive Field includes Products sold or otherwise provided to General Surgical Instrument Companies or the Designated SpinCo Competitors.

“SpinCo Exclusive Period” means (a) the term of this Agreement with respect to Company Owned Shared IP that is Registered Intellectual Property and (b) a period of ten (10) years commencing on the Effective Date with respect to all other Company Owned Shared IP.

“SpinCo Owned Shared IP” means SpinCo Owned Shared Technology and SpinCo Owned Shared Trademarks.

“SpinCo Owned Shared Technology” means Intellectual Property and Software, excluding Trademarks, that (a) is set forth on Schedule A hereto (including, in the case of Patents set forth on such schedule, any Patents that claim priority to or share common priority with any such Patents, and all foreign counterparts of any of the foregoing), or (b) as of the Effective Date, is owned by the Company and has been used or held for use in connection with both the Symmetry Surgical Business and the OEM Solutions Business prior to the Distribution.

“SpinCo Owned Shared Trademarks” means those Trademarks, that (a) are set forth on Schedule A hereto, or (b) as of the Effective Date, are owned by SpinCo and have been used or held for use in connection with both the Symmetry Surgical Business and the OEM Solutions Business prior to the Distribution.

“Stand-Alone Offering” means the sale of a Product as a stand-alone product or otherwise in a manner that is not a Complimentary Offering.

“Symmetry Surgical Business” has the meaning set forth in the Separation Agreement.

“Third Party” means a person or entity other than SpinCo or the Company or their Affiliates.

“Trademarks” means all rights with respect to trademarks and services marks, all registrations thereof and applications therefor and all goodwill associated therewith.

ARTICLE II
LICENSES

Section 2.1.          License Grants.

(a)          License Grants to SpinCo.

(i)          Technology. Subject to the terms and conditions in this Agreement, the Company hereby grants and agrees to grant to SpinCo a worldwide, fully paid-up, royalty-free, non-transferable (except as set forth in Section 10.1), perpetual, irrevocable (except as set forth in Section 9.3) license under the Company Owned Shared Technology, with the right to grant sublicenses in accordance with Section 2.2, to make, have made, use, sell, offer for sale, import and export all products and services and otherwise practice, reproduce, distribute, make derivative works of, display, perform, and otherwise exploit the Company Owned Shared Technology, in all fields of use excluding the Company Exclusive Field. The foregoing license will be (1) exclusive (even as to the Company) in the SpinCo Exclusive Field (A) for the term of this Agreement with respect to all Company Owned Shared Technology that is Registered Intellectual Property and (B) for a period of (10) years with respect to all Company Owned Shared Technology that is not Registered Intellectual Property and (2) otherwise non-exclusive.

(ii)         Trademarks. Subject to the terms and conditions in this Agreement, the Company hereby grants and agrees to grant to SpinCo a worldwide, fully paid-up, royalty-free, non-transferable (except as set forth in Section 10.1), perpetual license, with the right to grant sublicenses in accordance with Section 2.2, to use and display the Company Owned Shared Trademarks, in all fields of use excluding the Company Exclusive Field. The foregoing license will be exclusive (even as to the Company) in the SpinCo Exclusive Field.

(b)          License Grants to Company.

(i)          Technology. Subject to the terms and conditions in this Agreement and the Separation Agreement, SpinCo hereby grants and agrees to grant to the Company a worldwide, fully paid-up, royalty-free, non-transferable (except as set forth in Section 10.1), perpetual, irrevocable (except as set forth in Section 9.3) license under the SpinCo Owned Shared Technology, with the right to grant sublicenses in accordance with Section 2.2, to make, have made, use, sell, offer for sale, import and export all products and services and otherwise practice, reproduce, distribute, make derivative works of, display, perform, and otherwise exploit the SpinCo Owned Shared Technology, in all fields of use excluding the SpinCo Exclusive Field. The foregoing license will be (1) exclusive (even as to SpinCo) in the Company Exclusive Field (A) for the term of this Agreement with respect to all SpinCo Owned Shared Technology that is Registered Intellectual Property and (B) for a period of (10) years with respect to all Company Owned Shared Technology that is not Registered Intellectual Property and (2) otherwise non-exclusive.

(ii)         Trademarks. Subject to the terms and conditions in this Agreement, SpinCo hereby grants and agrees to grant to the Company a worldwide, fully paid-up, royalty-free, non-transferable (except as set forth in Section 10.1), perpetual license, with the right to grant sublicenses in accordance with Section 2.2, to use and display the SpinCo Owned Shared Trademarks in all fields of use excluding the SpinCo Exclusive Field. The foregoing license will be exclusive (even as to SpinCo) in the Company Exclusive Field.

(c)          Schedule Updates.

(i)          SpinCo Owned Shared IP. If at any time following the Effective Date, either Party determines Registered Intellectual Property that constitutes SpinCo Owned Shared IP was omitted from Schedule A, then the Parties will update Schedule A to add such additional SpinCo Owned Shared IP. For clarity, all SpinCo Owned Shared IP will be licensed to the Company pursuant to the license grants in Section 2.1(b) regardless of whether it is set forth on Schedule A.

(ii)         Company Owned Shared IP. If at any time following the Effective Date, either Party determines Registered Intellectual Property that constitutes Company Owned Shared IP was omitted from Schedule B, then the Parties will update Schedule B to add such additional Company Owned Shared IP. For clarity, all Company Owned Shared IP will be licensed to SpinCo pursuant to the license grants in Section 2.1(a) regardless of whether it is set forth on Schedule B.

(iii)        Designated OEM Customers. In the event a Designated OEM Customer undergoes a Change of Control, such company shall automatically cease to be a Designated OEM Customer and shall be deemed to be removed from the list of Designated OEM Customers sixty (60) days following the effective date of such Change in Control. The Company may at any time request that SpinCo agree to add a new OEM customer to Schedule D as a Designated OEM Customer if it believes it is a similar type of customer as the ones that appeared on Schedule D as of the Effective Date. The Company shall submit such request to SpinCo in writing explaining its reasoning for such request, which request may be submitted by email at tom.sullivan@symmetrymedical.com, with a copy to david.milne@symmetrymedical.com, or such other email addresses as are provided by SpinCo to the Company. SpinCo shall consider such request in good faith and may provide its response by email at rrutledge@gencap.com, with a copy to craig.adas@weil.com, or such other email addresses as are provided by the Company to SpinCo. SpinCo may respond to the Company’s request with a request for an extension of time, provided that such extension shall not exceed fifteen (15) days. If SpinCo does not respond to the Company’s request within thirty (30) days of such request (or within forty-five (45) days if an extension of time has been requested pursuant to the foregoing sentence), or if SpinCo states that the party identified by the Company should not, in SpinCo’s good faith, reasonable judgment, be a Designated OEM Customer, such party shall not be a Designated OEM Customer for the purposes of this Agreement. If SpinCo states that the company identified by the Company is, in SpinCo’s good faith, reasonable judgment of a nature that it would be appropriate to make it a Designated OEM Customer, then such party shall be a Designated SpinCo Competitor for the purposes of this Agreement and the Parties will update Schedule D to add such company.

(d)          Designated SpinCo Competitors. If a Designated SpinCo Competitor undergoes a Change of Control through which it is acquired by a then-current customer of the Company, then upon the Company’s request, the Parties shall meet and confer to determine the terms on which the Company may continue to sell Licensed Products to the new parent company of such Designated SpinCo Competitor following such Change of Control, which terms shall include reasonable mechanisms to ensure that the Company does not sell Licensed Products to the business of such Designated SpinCo Competitor following such Change of Control, or any other business of such acquiring company that competes with SpinCo with respect to the sale of Licensed Products.

(e)          General Surgical Instrument Companies. The Company may at any time request that SpinCo provide a statement as to whether SpinCo reasonably believes, in its good faith judgment, that a company not specified as a Designated SpinCo Competitor is a General Surgical Instrument Company. The Company shall submit such request to SpinCo in writing, which request may be submitted by email at tom.sullivan@symmetrymedical.com with a copy to david.milne@symmetrymedical.com, or such other email addresses as are provided by SpinCo to the Company. SpinCo shall consider such request in good faith and may provide its response by email at tom.sullivan@symmetrymedical.com, with a copy to david.milne@symmetrymedical.com, or such other email addresses as are provided by the Company to SpinCo. SpinCo may respond to the Company’s request with a request for an extension of time, provided that such extension shall not exceed two (2) additional business days. If SpinCo does not respond to the Company’s request within three (3) business days of such request (or within five (5) business days if an extension of time has been requested pursuant to the foregoing sentence), or if SpinCo states that the party identified by the Company is not, in SpinCo’s good faith, reasonable judgment a General Surgical Instrument Company, such party shall be deemed to be excluded from the definition of General Surgical Instrument Company until and unless such party undergoes a Change of Control. If SpinCo states that the party identified by the Company is, in SpinCo’s good faith, reasonable judgment a General Surgical Instrument Company, such party shall be a Designated SpinCo Competitor for the purposes of this Agreement until and unless such party undergoes a Change of Control, in which case the process described in this paragraph shall be repeated with respect to such combined company.

(f)          Licensed Cases or Trays.

(i)          Subject to its rights in respect of the Depuy Companies in Section 2.1(f)(ii), the Company will not intentionally sell Licensed Cases and Trays to a Third Party for resale by such Third Party as a Stand-Alone Offering. SpinCo acknowledges that Company will not be required to actively monitor how its customers use such Licensed Cases and Trays. However, if SpinCo becomes aware that the Company has sold any Licensed Cases and Trays to a Third Party who resold (or is offering for sale) such Licensed Cases and Tray as a Stand-Alone Offering, then SpinCo may notify the Company of such sale (such notice a “Exclusivity Notice”), which notice shall include reasonable substantiation evidencing that such Third Party has resold (or is offering for sale) such Licensed Cases and Trays as a Stand-Alone Offering. No later than sixty (60) days after SpinCo provides such Exclusivity Notice (such period, the “Cure Period”), the Company shall cease making such sales of such Licensed Cases and Trays to such Third Party for the duration of the SpinCo Exclusive Period, and at SpinCo’s request, the Company shall certify in writing to SpinCo that it has done so. The Company’s cessation of the sale of such Licensed Cases and Trays to such Third Party within the Cure Period will be SpinCo’s sole and exclusive remedy for any unintentional sale by the Company of Licensed Cases and Trays to such Third Party for resale by such Third Party as a Stand-Alone Offering.

(ii)         Notwithstanding clause 2.1(f)(i) above, if a Designated OEM Customer is reselling Licensed Cases and Trays as a Stand Alone Offering, then the Company may request during the Cure Period that it pay SpinCo a royalty on such sales to such Designated OEM Customer rather than ceasing to sell such Licensed Cases and Trays to such Designated OEM Customer. If the Company makes such a request during the Cure Period, the Parties shall negotiate in good faith and agree upon a commercially reasonable royalty rate, which the Company shall pay to SpinCo on its sales of Licensed Cases and Trays to such Designated OEM Customer to compensate SpinCo for the violation of the SpinCo Exclusive Field. In such event, the mutually-agreed royalty paid to SpinCo with respect to the Company’s sales of Licensed Cases and Trays to such Designated OEM Customer will be SpinCo’s sole and exclusive remedy for such sales of Licensed Cases and Trays to such Designated OEM Customer. Notwithstanding the foregoing, the Company may continue to sell “QuadLock” Licensed Cases and Trays to the DePuy Companies (a Designated OEM Customer) without being required to pay any royalty under this Agreement with respect to such sales.

(iii)        In the event that the Company disputes whether any purchaser of such Licensed Case or Tray is reselling such tray or case as a Stand-Alone Offering, then the Company may invoke the dispute resolution procedures set forth in Article IX of the Separation Agreement to resolve such dispute. If, following arbitration in accordance with such procedures, the arbitrator(s) determine that such Third Party did resell such Licensed Cases and Trays as a Stand Alone Offering, then the Company will immediately cease selling such Licensed Cases and Trays to such Third Party and SpinCo will be entitled to collect its damages incurred as a result of such sales occurring from the end of the Cure Period through the date such sales ceased.

Section 2.2.          Sublicenses. Each Party may sublicense the licenses granted to it in Section 2.1 through multiple tiers without the consent of the other Party; provided, however, that all sublicense agreements must be consistent with this Agreement. Each Party shall remain the primary obligor under this Agreement and shall be responsible for all acts or omissions of any sublicensee as if such actions were performed by such Party.

Section 2.3.          Limitation of Rights.

(a)          SpinCo acknowledges that the Company owns the Company Owned Shared IP, and except as expressly stated in this Agreement no other rights or licenses, express or implied, are granted by the Company to SpinCo under this Agreement with respect to any Intellectual Property owned or controlled by the Company. All use of the Company Owned Shared Trademarks by SpinCo, and all goodwill associated with such use, shall inure to the benefit of the Company.

(b)          The Company acknowledges that SpinCo owns the SpinCo Owned Shared IP, and except as expressly stated in this Agreement no other rights or licenses, express or implied, are granted by SpinCo to the Company under this Agreement with respect to any Intellectual Property owned or controlled by the SpinCo. All use of the SpinCo Owned Shared Trademarks by the Company, and all goodwill associated with such use, shall inure to the benefit of SpinCo.

(c)          Neither Party shall use or disclose the Intellectual Property licensed to it under this Agreement other than as expressly licensed to it in this ARTICLE II or in the Supply Agreement dated as of the Effective Date between the Parties.

Section 2.4.          Design History Files. Schedule C identifies (a) the design history files (“DHFs”) owned by SpinCo and used by the Company and (b) the DHFs owned by the Company and used by SpinCo ((a) and (b) together, the “Shared DHFs”); and (c) the Party responsible for having physical possession of and maintaining such Shared DHFs (the “Holding Party”). Company hereby grants to SpinCo a right to cross reference the Shared DHFs owned or controlled by Company or for which Company is the Holding Party. SpinCo hereby grants to Company a right to cross reference the Shared DHFs owned or controlled by SpinCo or for which SpinCo is the Holding Party.

(a)          The Holding Party shall maintain the DHF(s) (i) in compliance with all applicable laws, and (ii) such that no Shared DHF, and none of the Holding Party’s activities with respect to the maintenance, updating, storing or handling of any Shared DHF, would be reasonably likely to trigger an FDA Form 483, warning letter or similar claim, action, audit or investigation if such Shared DHF were reviewed by the FDA or any other governmental or regulatory authority.

(b)          From time to time, upon the non-Holding Party’s reasonable request, the Holding Party shall provide the non-Holding Party the right to review the Shared DHFs maintained by the Holding Party.

(c)          Promptly after receiving the non-Holding Party’s written request, and in no event later than thirty (30) days after the date of such request, the Holding Party shall provide the non-Holding Party with a true, correct and complete copy of any requested Shared DHF maintained by such Holding Party.

(d)          During the Term, the Holding Party shall make all changes to the Shared DHFs maintained by such Holding Party as are reasonably requested by the other Party. All such changes shall be made at no expense to the non-Holding Party, provided, however, that if the non-Holding Party requests substantial changes to a Shared DHF maintained by the Holding Party, the Holding Party and the non-Holding Party shall negotiate in good faith to determine the costs to be paid by the non-Holding Party to the Holding Party for making such changes to the applicable Shared DHF, which costs shall not exceed commercially reasonable costs.

(e)          If at any time following the Effective Date, either Party determines that any Shared DHFs were omitted from Schedule C, then the Parties will update Schedule C to add such additional Shared DHFs. For clarity, all Shared DHFs shall be subject to the terms of this Section 2.4 regardless of whether it is set forth on Schedule C.

Section 2.5.          Trademark Quality Control.

(a)          SpinCo shall cause the quality of its products and services bearing the Company Owned Shared Trademarks to be of a standard consistent with the quality associated with the products and services that bore such Company Owned Shared Trademarks prior to the Effective Date, and in any case consistent with all applicable laws. SpinCo will use commercially reasonable efforts to cause its use of the Company Owned Shared Trademarks to be in accordance with any commercially reasonable and customary written style guidelines provided by the Company from time to time.

(b)          Company shall cause the quality of its products and services bearing the SpinCo Owned Shared Trademarks to be of a standard consistent with the quality associated with the products and services that bore such SpinCo Owned Shared Trademarks prior to the Effective Date, and in any case consistent with all applicable laws. Company will use commercially reasonable efforts to cause its use of the Company Owned Shared Trademarks to be in accordance with any commercially reasonable and customary written style guidelines provided by the SpinCo from time to time.

(c)          In the event that either Party materially breaches this Section 2.4 and fails to cure such breach within 90 days of receiving notice of such breach from the non-breaching Party, the non-breaching Party may terminate the Trademark license granted to the breaching Party pursuant to Section 2.1 by providing written notice of termination to the breaching Party.

Section 2.6.          Affiliates. Each Party acknowledges and accepts that the other Party may exercise its rights, perform its obligations, and pursue its remedies under this Agreement either directly or through one or more of its Affiliates. A Party’s Affiliates will have the benefit of all rights (including all licenses) and remedies of such Party under this Agreement. Accordingly, in this Agreement “SpinCo” will be interpreted to mean “SpinCo and/or its Affiliates” and “Company” will be interpreted to mean “Company and/or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights and remedies provided to such Party in this Agreement; provided, however, that in any event each Party will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates.

ARTICLE III
IMPROVEMENTS

(a)          As between the Parties, SpinCo shall retain ownership of any improvements, modifications or derivative works of, or resulting from, any SpinCo Owned Shared IP or Company Owned Shared IP (“Improvements”) made by or on behalf of SpinCo or its Affiliates (“SpinCo Improvements”), or any other Intellectual Property or Intellectual Property rights developed or acquired by SpinCo or its Affiliates after the Effective Date (together with SpinCo Improvements, “New SpinCo Intellectual Property”). It is expressly understood and agreed that no rights or licenses, express or implied, are granted by SpinCo to the Company under this Agreement in or to any New SpinCo Intellectual Property.

(b)          As between the Parties, the Company shall retain ownership of any Improvements made by or on behalf of the Company or its Affiliates (“Company Improvements”), or any other Intellectual Property or Intellectual Property rights developed or acquired by the Company or its Affiliates after the Effective Date (together with Company Improvements, “New Company Intellectual Property”). It is expressly understood and agreed that no rights or licenses, express or implied, are granted by the Company to SpinCo under this Agreement in or to any New SpinCo Intellectual Property.

(c)          Neither Party shall have any obligation to disclose to, or provide, the other Party with any Improvement or embodiment thereof. Any decision to apply for a patent or other protection on any Improvement shall be at the sole discretion and expense of the Party that owns such Improvement.

ARTICLE IV
PROSECUTION AND MAINTENANCE

Section 4.1.          Control.

(a)          Subject to Section 4.4 (Abandoned IP), SpinCo shall have the exclusive right, but not the obligation, using counsel of its own choosing, to obtain, prosecute (including carrying out any interferences, reissue proceedings and re-examinations), and maintain throughout the world, any Registered Intellectual Property that is SpinCo Owned Shared IP. Subject to Section 4.4 below, SpinCo is referred to in this Agreement as the “Prosecuting Party” with respect to the foregoing Intellectual Property.

(b)          Subject to Section 4.4 (Abandoned IP), the Company shall have the exclusive right, but not the obligation, using counsel of its own choosing, to obtain, prosecute (including carrying out any interferences, reissue proceedings and re-examinations), and maintain throughout the world, any Registered Intellectual Property that is Company Owned Shared IP. Subject to Section 4.4 below, the Company is referred to in this Agreement as the “Prosecuting Party” with respect to the foregoing Intellectual Property.

Section 4.2.          Cost Allocation.

(a)          The Parties shall share all reasonable expenses incurred by the Prosecuting Party in connection with obtaining, prosecuting (including carrying out any interferences, reissue proceedings and re-examinations) and maintaining (the “Maintenance Costs”) any Shared Intellectual Property that is Registered Intellectual Property (“Shared Registered IP”), in each case as follows: (a) with respect to Shared Registered IP directly related to arthroscopy products (“Arthroscopy”), the Company shall pay 72% of Maintenance Costs and SpinCo shall pay 28% of all Maintenance Costs; (b) with respect to Shared Registered IP directly related to case products made in Manchester, Lille and Malaysia (“Cases”), SpinCo shall pay 4% of Maintenance Costs and the Company shall pay 96% of Maintenance Costs; (c) with respect to Shared Registered IP directly related to Quad-lock™ products (“Quad-Lock”), SpinCo shall pay 50% of Maintenance Costs and the Company shall pay 50% of Maintenance Costs; and (d) with respect to any Shared Registered IP relating to more than one of the foregoing product categories or unrelated to any of the foregoing product categories, the Parties shall share Maintenance Costs equally.

(b)          The Prosecuting Party may, from time to time, invoice the other Party for such other Party’s share of Maintenance Costs as set forth in this Section 4.2, which invoices shall be accompanied by reasonable supporting documentation for such Maintenance Costs. The non-Prosecuting Party shall pay all such undisputed invoices within sixty (60) days of receipt.

(c)          In the event of any material change to the Parties’ shares of product revenue for Arthroscopy, Cases, or Quad-Lock, the Parties shall negotiate in good faith to amend the cost allocation set forth in Section 4.2(a) such that each Party bears Maintenance Costs that are proportional to such Party’s share of aggregate product revenue for each of Arthroscopy, Cases and Quad-Lock product sales.

Section 4.3.          Cooperation. The Prosecuting Party shall provide the other Party with copies of all correspondence from the U.S. Patent and Trademark Office (or any corresponding office, department, organization, agency or other Governmental Authority in the relevant jurisdiction) relating to Prosecution as well as copies of all proposed responses to such correspondence. The Prosecuting Party will give the other Party a reasonable opportunity to provide comments on such documents prior to their filing and to make requests of the Prosecuting Party concerning Prosecution, and the Prosecuting Party will consider such comments and requests in good faith. If the Parties disagree on any matter relating to Prosecution, the Prosecuting Party will have the final decision with respect to such matter.

Section 4.4.          Abandoned IP. In the event that SpinCo or the Company elects not to continue prosecution, maintenance or renewal efforts with respect to any Shared Intellectual Property that is Registered Intellectual Property owned by such Party (in each case the “Abandoned IP”), such abandoning Party shall (i) promptly and on a timely basis, and no later than ninety (90) days before any deadline for response, submission or other action, notify the other Party thereof, and (ii) offer to assign the Abandoned IP to the non-Abandoning Party for nominal consideration, in which case such Abandoned IP shall be excluded from Company Owned Shared IP and SpinCo Owned Shared IP, and Schedule A and Schedule B to this Agreement will be updated accordingly.

ARTICLE V
ENFORCEMENT AND DEFENSE

Section 5.1.          Notice.

(a)          The Company shall promptly notify SpinCo in writing of any alleged or threatened infringement of any SpinCo Owned Shared IP of which it becomes aware, and SpinCo shall promptly notify the Company of any alleged or threatened infringement of any SpinCo Owned Shared IP in the Company Exclusive Field of which it becomes aware. (Such infringement is referred to as “Infringement” and “Infringe” shall be interpreted accordingly and respectively for purposes of Section 5.2(a).)

(b)          SpinCo shall promptly notify the Company in writing of any alleged or threatened infringement of any Company Owned Shared IP of which it becomes aware, and the Company shall promptly notify SpinCo of any alleged or threatened infringement of any Company Owned Shared IP in SpinCo Exclusive Field of which it becomes aware. (Such infringement is referred to as “Infringement” and “Infringe” shall be interpreted accordingly and respectively for purposes of Section 5.2(b).)

Section 5.2.          Control; Settlement; Recovery.

(a)          SpinCo Owned Shared IP.

(i)          For all Infringement of the SpinCo Owned Shared IP within the Company Exclusive Field, SpinCo shall have the first right, but not the obligation, to bring, at its own expense and in its sole control, an appropriate action against the person or entity engaged in such Infringement directly or indirectly, including the right to enforce such SpinCo Owned Shared IP for past infringement, the right to sue for injunction, damages, and otherwise, and the right to collect all damages and fees including past damages (including any damages prior to the Effective Date). During the Company Exclusive Period, if SpinCo does not bring such action within ninety (90) days of notification thereof by the Company pursuant to Section 5.1 or within ninety (90) days of the date upon which notification thereof to the Company was given by SpinCo pursuant to Section 5.1, or within fifteen (15) days (regardless of which Party provided notification) if, in the reasonable opinion of the Company, preliminary injunctive relief is appropriate, the Company shall have the second right, but not the obligation, to bring at the Company’s expense and in its sole control, such appropriate action, including the right to enforce such SpinCo Owned Shared IP for past infringement, the right to sue for injunction, damages, and otherwise, and the right to collect all damages and fees including past damages (e.g., any damages prior to the Effective Date). The Party not bringing an action under this Section 5.2(a)(i) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall cooperate reasonably with the Party bringing such action, including without limitation agreeing to be named as a party to such action, if necessary.

(ii)         For all Infringement of any (1) SpinCo Owned Shared IP outside the Company Exclusive Field or (2) SpinCo Owned Shared IP in the Company Exclusive Field after the Company Exclusive Period, SpinCo shall have the exclusive right, but not the obligation, to bring, at SpinCo’s expense and in its sole control, an appropriate action against any person or entity engaged in such Infringement directly or indirectly, including the right to enforce such Intellectual Property Rights for past Infringement, the right to sue for injunction, damages, and otherwise, and the right to collect all damages and fees including past damages (e.g., any damages prior to the Effective Date).

(iii)        A Party shall not settle, stipulate, or confess to any judgment, or take other action with respect to a claim brought under Section 5.2(a) involving any SpinCo Owned Shared IP within the Company Exclusive Field in a manner that would diminish the other Party’s interests or rights or that would impose personal liability or obligation against the other Party, without the prior written consent of the other Party (which consent shall not be unreasonably conditioned, withheld, or delayed).

(iv)        A Party who is entitled to bring and does bring an action under Section 5.2(a)(i) shall be entitled to all of the recovery realized as a result of the action. SpinCo shall be entitled to all of the recovery as a result of any action brought by it under Section 5.2(a)(ii).

(b)          Company Owned Shared IP.

(i)          For all Infringement of the Company Owned Shared IP within the SpinCo Exclusive Field, the Company shall have the first right, but not the obligation, to bring, at its own expense and in its sole control, an appropriate action against the person or entity engaged in such Infringement directly or indirectly, including the right to enforce such Company Owned Shared IP for past infringement, the right to sue for injunction, damages, and otherwise, and the right to collect all damages and fees including past damages (including any damages prior to the Effective Date). During the SpinCo Exclusive Period, if the Company does not bring such action within ninety (90) days of notification thereof by SpinCo pursuant to Section 5.1 or within ninety (90) days of the date upon which notification thereof to SpinCo was given by the Company pursuant to Section 5.1, or within fifteen (15) days (regardless of which Party provided notification) if, in the reasonable opinion of SpinCo, preliminary injunctive relief is appropriate, SpinCo shall have the second right, but not the obligation, to bring at SpinCo’s expense and in its sole control, such appropriate action, including the right to enforce such the Company Owned Shared IP for past infringement, the right to sue for injunction, damages, and otherwise, and the right to collect all damages and fees including past damages (e.g., any damages prior to the Effective Date). The Party not bringing an action under this Section 5.2(b)(i) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall cooperate reasonably with the Party bringing such action, including without limitation agreeing to be named as a party to such action, if necessary.

(ii)         For all Infringement of any (1) Company Owned Shared IP outside the SpinCo Exclusive Field or (2) Company Owned Shared IP in the SpinCo Exclusive Field after the SpinCo Exclusive Period, the Company shall have the exclusive right, but not the obligation, to bring, at the Company’s expense and in its sole control, an appropriate action against any person or entity engaged in such Infringement directly or indirectly, including the right to enforce such Intellectual Property Rights for past Infringement, the right to sue for injunction, damages, and otherwise, and the right to collect all damages and fees including past damages (e.g., any damages prior to the Effective Date).

(iii)        A Party shall not settle, stipulate, or confess to any judgment, or take other action with respect to a claim brought under Section 5.2(b)(i) involving any Company Owned Shared IP within the SpinCo Exclusive Field in a manner that would diminish the other Party’s interests or rights or that would impose personal liability or obligation against the other Party, without the prior written consent of the other Party (which consent shall not be unreasonably conditioned, withheld, or delayed).

(iv)        A Party who is entitled to bring and does bring an action under Section 5.2(b)(i) shall be entitled to all of the recovery realized as a result of the action. The Company shall be entitled to all of the recovery as a result of any action brought by it under Section 5.2(b)(ii).

ARTICLE VI
DISCLAIMER; LIMITATION OF LIABILITY

Section 6.1.          DISCLAIMER. THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE MERGER AGREEMENT ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY, WHICH BOTH PARTIES HEREBY DISCLAIM.

Section 6.2.          LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR (A) ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS LICENSE OR (B) ANY CLAIMS FOR DAMAGES BASED UPON LOST PROFITS FOR SALES TO THIRD PARTIES; PROVIDED, HOWEVER, THAT THE LIMITATION IN THIS PARAGRAPH SHALL NOT APPLY TO CLAIMS ARISING FROM THE INFRINGEMENT, MISUSE OR MISAPPROPRIATION OF THE CONFIDENTIAL INFORMATION OR INTELLECTUAL PROPERTY OF THE OTHER PARTY, INCLUDING ANY BREACH OF ARTICLE 8 (CONFIDENTIALITY) OR SECTION 2.3 (LIMITATION OF RIGHTS).

ARTICLE VII
INDEMNIFICATION

Section 7.1.          Indemnification by SpinCo. SpinCo shall defend, indemnify and hold harmless the Company and its Affiliates, sublicensees and distributors and each of their respective officers, directors, shareholders, employees, agents, successors and assigns from and against all claims, demands, causes of action, suits or proceedings by a third party (“Claims”), to the extent arising out of defect in design or manufacture of any SpinCo product sold after the Effective Date that incorporates the Company Owned Shared Technology or bears the Company Owned Shared Trademarks. SpinCo’s foregoing obligation to indemnify, defend and hold harmless shall not apply to such portion of any Claims arising or resulting from: (i) a breach or nonfulfillment of any representation, warranty or covenant of the Company (or any of the other indemnified parties set forth in this Section 7.1 above) set forth in the Separation Agreement, Merger Agreement or any other agreement entered into by the Parties in connection with the transactions contemplated thereby; or (ii) any gross negligence or willful misconduct of the Company (or any of the other indemnified parties set forth in this Section 7.1 above).

Section 7.2.          Indemnification by the Company. The Company shall defend, indemnify and hold harmless SpinCo and its Affiliates, sublicensees and distributors and each of their respective officers, directors, shareholders, employees, agents, successors and assigns from and against all Claims, to the extent arising out of defect in design or manufacture of any Company product sold after the Effective Date that incorporates the SpinCo Owned Shared Technology or bears the SpinCo Owned Shared Trademarks. The Company’s foregoing obligation to indemnify, defend and hold harmless shall not apply to such portion of any Claims arising or resulting from: (i) a breach or nonfulfillment of any representation, warranty or covenant of the SpinCo (or any of the other indemnified parties set forth in this Section 7.2 above) set forth in the Separation Agreement, Merger Agreement or any other agreement entered into by the Parties in connection with the transactions contemplated thereby; or (ii) any gross negligence or willful misconduct of SpinCo (or any of the other indemnified parties set forth in this Section 7.2 above).

Section 7.3.          Notice and Procedure. The indemnified Party shall provide indemnifying Party prompt written notice of any such Claim; provided, that any failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnity obligations under this Agreement except to the extent the indemnifying Party is actually prejudiced by such failure or delay. The indemnifying Party shall have the right to control the defense and settlement of such Claim; provided that (a) the indemnifying Party shall not settle any such Claim without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed and (b) the indemnified Party may, at its option and expense, participate in connection with the defense and settlement of any such Claim. The indemnified Party shall provide, at the indemnifying Party’s request and expense, reasonable cooperation in defending or settling any such Claim.

ARTICLE VIII
CONFIDENTIALITY

Section 8.1.          Confidential Information. During the period beginning on the Effective Date and ending on the date that is five (5) years from the date of termination of this Agreement, each Party shall retain in strict confidence, and shall cause such Party’s Representatives to retain in strict confidence, all information and data relating to the other Party received pursuant to this Agreement, including but not limited to, information regarding its business, employees, development plans, programs, documentation, techniques, trade secrets, systems and know-how (“Confidential Information”), and shall not use such Confidential Information other than in connection with performance of this Agreement and, unless otherwise required by law, disclose such information to any third party without the other’s prior written consent. Without limitation, the information included within the Company Shared Technology shall be Company’s Confidential Information, and information included within the SpinCo Shared Technology shall be SpinCo’s Confidential Information. Notwithstanding the foregoing, “Confidential Information” shall not include information that:

(a)          is or becomes generally available to the public other than as a result of a breach of this Agreement by a Party or any of its Affiliates;

(b)          is or becomes available to a Party or any of its Affiliates on a non-confidential basis from a source other than the other Party and its Affiliates; provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of, confidentiality to the other Party or any of its Affiliates; or

(c)          is independently acquired or developed by a Party or any of its Affiliates without use of any shared Confidential Information or violation of any obligation hereunder, as evidenced by such Party’s or its Affiliates’ (as applicable) contemporaneous written records.

Section 8.2.          Grounds for Disclosure. In the event that either Party (the “Receiving Party”) receives a request to disclose all or any part of any Confidential Information under the terms of a subpoena, Order, civil investigative demand or similar process issued by a court of competent jurisdiction or by another Governmental Authority, the Receiving Party agrees to (i) immediately notify the other Party (the “Disclosing Party”) of the existence, terms and circumstances surrounding such request; (ii) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such request, at Disclosing Party’s expense; and (iii) if disclosure of such information is required, furnish only that portion of the Confidential Information that, in the advice of counsel to Receiving Party, such Receiving Party is legally required to disclose and advise the Disclosing Party as far in advance of such disclosure as reasonably possible so that the Disclosing Party may seek an appropriate protective order or other reliable assurance that confidential treatment shall be accorded such Confidential Information. In any event, Receiving Party shall not oppose actions by Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded such Confidential Information. Notwithstanding anything to the contrary, each Party and its Representatives shall be permitted to disclose Confidential Information or any portion thereof, without notice to the other Party, upon the routine request of any Governmental Authority having authority to regulate or oversee any aspect of such Party or its Representatives’ business or that of such Party’s Affiliates, provided that each Party or its Representatives shall advise the Governmental Authority of the confidential nature of such information.

ARTICLE IX
TERM AND TERMINATION

Section 9.1.          Term. The term of this Agreement shall be perpetual, unless earlier terminated in accordance with Section 9.2 (Termination) or Section 9.3 (No Challenge).

Section 9.2.          Termination. Except as expressly set forth in this Agreement, this Agreement may only be terminated upon the mutual written agreement of the Parties. In the event a Party or its permitted sublicensee breaches its obligations under this Agreement, the non-breaching Party shall have the right to seek (a) an injunction restraining the breaching Party from any breach of this Agreement or specific performance requiring the breaching Party to comply with this Agreement, in each case to the fullest extent permitted by law or equity, (b) all such amounts to which the non-breaching Party would be entitled as damages or otherwise under law or at equity, and (c) any other rights or remedies available at law or equity other than termination of the licenses granted under this Agreement, provided, however, that in any such case, the licenses granted under this Agreement shall continue to remain in full force and effect in accordance with the terms of this Agreement.

Section 9.3.          No Challenge.

(a)          If the Company or any of its Affiliates or sublicensees determines to make, files or maintains a Challenge Action (as defined below) with respect to any Patent included within the SpinCo Owned Shared IP, then SpinCo shall have the right to immediately terminate this Agreement and the licenses granted to the Company hereunder, in each case only with respect to the Patents that are the subject of the challenge by providing written notice of termination to the Company.

(b)          If SpinCo or any of its Affiliates or sublicensees determines to make, files or maintains a Challenge Action (as defined below) with respect to any Patent included within the Company Owned Shared IP, then the Company shall have the right to immediately terminate this Agreement and the licenses granted to SpinCo hereunder, in each case only with respect to the Patents that are the subject of the challenge by providing written notice of termination to SpinCo.

(c)          “Challenge Action” means any claim, demand, lawsuit, cause of action or other action or proceeding, including without limitation by reexamination, opposition, interference, declaratory judgment proceeding or invalidity or nullity proceeding in any court or other Governmental Authority or before any other arbitrator, alleging that a Patent is invalid, unenforceable, or nonpatentable.

ARTICLE X
MISCELLANEOUS

Section 10.1.        Entire Agreement; Assignment; Successors.

(a)          This Agreement, the Separation Agreement and the other Ancillary Agreements and the Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(b)          The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. This Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, except that either Party may assign this Agreement without the other Party’s consent to any Third Party that acquires substantially all its assets related to the licensed business (i.e. the Symmetry Surgical Business in the case of SpinCo or the OEM Solutions Business in the case of Company) whether through a purchase of stock, merger, purchase of assets, or other transaction. Any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void.

(c)          Notwithstanding anything to the contrary contained in this Agreement, the Company may collaterally assign its rights and remedies under this Agreement to any of its financing sources (including the Financing Sources (as defined in the Merger Agreement)) without the consent of any other party.

Section 10.2.          Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

Section 10.3.          Notices. All notices, requests, claims, demands or other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly given): (a) when delivered, if delivered in person; (b) when sent by email; provided, that receipt of the email is confirmed in writing (including by email); (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested); and (d) one (1) Business Day after sending, if sent by overnight courier, in each case to the respective Parties at the following addresses:

(a)          if to SpinCo, to:

3034 Owen Dr.
Antioch, TN 30713
Attn: Chief Executive Officer
CC: General Counsel

and to (which copy shall not constitute notice):

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: James T. Lidbury
Email: James.Lidbury@ropesgray.com

(b)          if to the Company, to:

Genstar Capital LLC
Four Embarcadero Center
Suite 1900
San Francisco, CA 94111

Attention: Rob S. Rutledge
Email: rrutledge@gencap.com

with a copy (if prior to the Distribution Date), which shall not constitute notice, to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: James T. Lidbury
Email: James.Lidbury@ropesgray.com

with a copy (if after the Distribution Date), which shall not constitute notice, to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention: Craig Adas
Email: craig.adas@weil.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given by delivery of notice in accordance with this Section 10.3.

Section 10.4.          Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 10.5.          Jurisdiction; Waiver of Jury Trial. The Company and SpinCo recognize that disputes as to certain matters may from time to time arise during the effectiveness of this Agreement which relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of certain disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in Article IX of the Separation Agreement if and when a dispute arises under this Agreement. SUBJECT TO ARTICLE IX OF THE SEPARATION AGREEMENT, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

Section 10.6.          Specific Performance. The Parties hereby acknowledge and agree that it may cause irreparable injury to the other Party or Parties if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, for which damages, even if available, may not be an adequate remedy. Accordingly, each Party agrees that the other Party or Parties shall have the right to seek injunctive relief by any court of competent jurisdiction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action or proceeding, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 10.7.          Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction Documents and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided, that in the event of termination of this Agreement, the obligation of each Party to pay its own expenses shall be subject to any rights of such Party arising from a breach of this Agreement by any other Party.

Section 10.8.          Bankruptcy Code. All rights and licenses granted hereunder are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that the licensees of such rights and licenses shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 10.9.          Interpretation; Article and Section References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Schedule, Article or Section, such reference shall be to Schedule, Article or Section of this Agreement, unless otherwise indicated. The headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns. Nothing in this Agreement shall be construed as limiting or modifying the Parties rights and obligations under the Separation Agreement.

Section 10.10.         No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns and, except as expressly provided herein in Article 7 with respect to indemnified parties, nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.11.         Counterparts; Electronic Signature. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12.         Amendment and Modification. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 10.13.         Waivers. No failure or delay of a Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

Section 10.14.         No Presumption Against Drafting Party. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY

Symmetry Medical Inc.

By:
Name: Thomas J. Sullivan
Title: President and Chief Executive Officer

SPINCO

Racecar Spinco, Inc.

By:
Name: Thomas J. Sullivan
Title: President

[Signature Page to Shared IP Cross License Agreement]